January 19, 2006


Mail Stop 4561

      VIA U.S. MAIL AND FAX (213) 235-2229

Andrzej J. Matyczynski
Chief Financial Officer
Reading International, Inc, Inc.
550 South Hope Street
Suite 1828
Los Angeles, CA  90071

Re:	Reading International, Inc.
	Form 10-K for the year ended December 31, 2004
      Filed March 25, 2005
      File No. 0-08625

Dear Mr. Matyczynski:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



						Sincerely,



Daniel L. Gordon
Accounting Branch Chief





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